FOR IMMEDIATE RELEASE

For more information at the Company:
Julia Gouw, Chief Financial Officer
(626) 768-6898

PASADENA, CA - March 17, 2006 - East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation's premier community banks, has completed the acquisition of Standard Bank, a $923 million asset federal savings bank headquartered in Monterey Park, California. Standard Bank will merge with East West Bank as of the close of business today.

The final consideration paid in the acquisition of Standard Bank was $200.3 million. The consideration consisted of $70.1 million in cash and 3,547,314 shares of East West Bancorp common stock.

With the acquisition of Standard Bank, East West Bank has $9.2 billion in assets and operates 62 branch locations - 61 across Southern and Northern California and one branch in Houston, Texas. The six branches acquired by East West as part of the Standard deal are located in Diamond Bar, Hacienda Heights, Los Angeles Chinatown, Monterey Park, San Gabriel and San Marino, further enhancing East West’s strong franchise in the Chinese-American market.

“We are excited to have the customers and employees of Standard Bank join the East West family,” said Dominic Ng, President and CEO of East West. “With the acquisition of Standard Bank, we will be creating a stronger institution and we anticipate a smooth integration for our customers.”

“I could not be more pleased that Standard Bank and East West Bank are joining forces,” said John Lee, long-time chairman and president of Standard Bank. “Our compatible values and strong financial performance in the Chinese market are a perfect fit.” Lee, one of the co-founders of Standard Bank, was the original general manager of East West Bank and helped open East West over 33 years ago. Lee will join East West Bank as Vice Chairman.

About East West

East West Bancorp is a publicly owned company, with $9.2 billion in assets, whose stock is traded on the Nasdaq National Market under the symbol "EWBC". The company's wholly owned subsidiary, East West Bank, is the second largest independent commercial bank headquartered in Los Angeles with 62 branch locations. East West Bank serves the community with 61 branch locations across Southern and Northern California, one branch location in Houston, Texas and a Beijing Representative Office in China. For more information on East West Bancorp, visit the company's website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2005 (See Item I -- Business, and Item 7 -- Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West Bank expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Bank's expectations of results or any change in event.